UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2014

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountain Boulevard, Basking Ridge, New Jersey	07920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 10, 2014, Regado Biosciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriters”), relating to an underwritten public offering of 10,000,000 shares (the “Shares”) of the Company’s common stock. As described more fully in Item 8.01 below and in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference, the price to the public was $6.00 per share, and the Underwriters agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a purchase price of $5.64 per share. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,500,000 shares of common stock at a purchase price of $5.64 per share.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K. The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 8.01	Other Events.

On April 11, 2014, in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference, the Company announced the pricing of an underwritten public offering of the Shares at a price to the public of $6.00 per share, less the underwriting discount. In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock from the Company at the public offering price, less the underwriting discount. The offering is expected to close on April 16, 2014, subject to customary closing conditions.

The net proceeds to the Company from the offering are expected to be approximately $56.0 million, after deducting the underwriting discount and estimated offering expenses payable by the Company and assuming the Underwriters do not exercise their option to purchase additional shares of common stock. The Company intends to use the net proceeds of this offering to fund the continued development of its product candidates, primarily the completion of its single, open-label, 13,200 subject Phase 3 trial of REG1, or the REGULATE-PCI trial, and for general working capital.

Jefferies LLC, Deutsche Bank Securities Inc. and Cowen and Company, LLC are acting as joint book-running managers for the offering.

In connection with the offering, the Company, each of its officers and directors and certain stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a 90-day period after the offering, except with the prior written consent of the underwriters.

A registration statement on Form S-1 (File No. 333-195005), relating to these securities was declared effective by the Securities and Exchange Commission on April 10, 2014. The offering will be made only by means of a prospectus relating to the offering. A final prospectus relating to the offering will be filed with the SEC. When available, copies of the final prospectus related to the offering may be obtained from the offices of Jefferies LLC, c/o Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY, 10022, or by emailing Prospectus_Department@Jefferies.com, or by telephone at (877) 547-6340, or from the offices of Deutsche Bank Securities Inc., c/o Prospectus Group, 60 Wall Street, New York, NY 10005, or by emailing prospectus.CPDG@db.com or by telephone at (800) 503-4611, or from the offices of Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Prospectus Department, or by telephone at (631) 274-2806.

Neither the disclosures on this Form 8-K nor the underwriting agreement nor press release shall constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 10, 2014 between Regado Biosciences, Inc. and Jefferies LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters named in Schedule 1 thereto

99.1	Press Release, dated April 11, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo, Ph.D.
Name:	David J. Mazzo, Ph.D.
Title:	Chief Executive Officer

Date: April 11, 2014

INDEX OF EXHIBITS

Exhibit No.	Description

1.1

Underwriting Agreement, dated April 10, 2014 between Regado Biosciences, Inc. and Jefferies LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters named in Schedule 1 thereto

99.1	Press Release, dated April 11, 2014